EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
January 25, 2010	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2009 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "the Company") today reported net income for the year ended December 31, 2009, of $2.3 million, or $1.06 per basic and diluted share, compared to $3.5 million, or $1.65 per basic and diluted share, for 2008.  Net income for the quarter ended December 31, 2009, was $569 thousand, or $.27 per basic and diluted share, compared to $865 thousand, or $.41 per basic and diluted share, for the fourth quarter of 2008.  The returns on average assets and equity for the year ended December 31, 2009, were .56% and 5.56%, respectively, compared to .91% and 9.57% for the same period in 2008.

Net interest income decreased 4% during the fourth quarter of 2009 to $3.6 million compared to $3.7 million in the fourth quarter of 2008.  Net interest margin decreased to 3.78% from 3.86% during the same period.  The decrease in net interest income was primarily due to a larger decline in the volume of earning assets during the quarter as compared to the decline in the volume of interest bearing liabilities over the same period; this accounted for $153 thousand of the quarterly decrease.  The decrease in earning assets is primarily attributable to investment security purchases in the fourth quarter of 2008 that subsequently paid down and were not reinvested.  For the year ended December 31, 2009, net interest income increased 5% to $14.5 million compared to the same period in 2008, while net interest margin increased slightly during this period to 3.78%.  The increase in net interest income for the year ended December 31, 2009, compared to 2008, was due primarily to the increase in the volume of earning assets exceeding the increase in the volume of interest bearing liabilities; this accounted for $745 thousand of the year-over-year increase.  The higher volume of earning assets for 2009 is a result of the increase in purchases of investment securities undertaken in 2008 to take advantage of attractive yields on such assets; as investment securities paid down throughout 2009, the market had reversed and the yields prevailing in the market discouraged reinvestment of investment securities proceeds, which instead were used to repay debt.  The positive effects of increased volume were offset by this lower interest rate environment during 2009, which narrowed the interest rate spread for earning assets by a greater degree than the interest rate spread for interest bearing liabilities.

Non-interest income for the quarter and year ended December 31, 2009, was $745 thousand and $2.8 million, respectively, compared to $675 thousand and $3.0 million, respectively, for the same periods in 2008.  The increase for the quarter ended December 31, 2008, was primarily due to higher fee income generated from the sale of residential mortgage loans into the secondary market and gains on investment securities.  The factors contributing to the decrease in non-interest income for the year ended December 31, 2009, compared to the same period in 2008 include lower revenue from networking arrangements and reduced income from service charges on deposit accounts.  In the third quarter of 2009, the Company moved its brokerage business and related networking arrangements from its prior provider.  In the new arrangement, rather than receiving income from the sales of brokerage products, the Company only leases space to its new provider and consequently generates lower income associated with sales of brokerage products.  However, the new arrangement also is expected to result in considerably lower operating expenses, as the Company will no longer bear the compensation and other expenses previously incurred in connection with sales of brokerage products.  Additionally, gains on investment securities decreased in 2009 compared to the previous year.

Non-interest expense for the quarter and year ended December 31, 2009, was $3.3 and $12.4 million, respectively, compared to $2.8 and $11.3 million for the comparable periods in 2008.  The increased expenses for both periods are primarily due to higher Federal Deposit Insurance Corporation (“FDIC”) assessments, higher employee salaries and benefits and increased occupancy and equipment costs.  The increases in salary, occupancy and equipment costs are primarily related to the opening of two new branches in Baton Rouge, Louisiana, and the expansion of the Company’s loan origination staff in Baton Rouge, Louisiana, during the third and fourth quarters of 2009.

Since December 31, 2008, total assets decreased $19.0 million to $394.1 million at December 31, 2009.  The change is due to decreases in investment securities from $170.7 million at December 31, 2008, to $146.6 million at December 31, 2009, offset by an increase in cash and due from banks.  Loans declined $1.4 million to $221.7 million at December 31, 2009, from $223.1 million at December 31, 2008.  Fixed assets increased $1.1 million to $8.0 million at December 31, 2009, partially reflecting the expansion in the Baton Rouge, Louisiana market.    Other assets increased $2.3 million to $3.0 million due primarily to the $1.6 million three year prepaid FDIC assessment paid December 30, 2009.  Total deposits declined $6.3 million to $250.9 million at December 31, 2009, compared to $257.2 million as of December 31, 2008.  The decrease in deposits was primarily due to declines in public and brokered deposits and other wholesale deposit sources.

Throughout 2009, asset quality for the Company declined compared to December 31, 2008.  Non-performing assets, including non-accrual loans, loans past due 90 days or more and other real estate, increased to $10.5 million, or 2.67% of total assets, at December 31, 2009, from $8.3 million, or 2.11% of total assets, at September 30, 2009, and $5.0 million, or 1.21% of total assets, at December 31, 2008.  The increase in non-performing assets during the fourth quarter of 2009 is primarily related to three additional credits relating to one customer relationship in the amount of $2.3 million.  These loans are secured by commercial real estate and the Bank is in the process of foreclosing on the properties.  However, the customer has filed for Chapter 11 bankruptcy protection and it is expected the foreclosure process will be delayed at least until the middle of 2010.   (Add additional info if necessary)

Net charge-offs as a percentage of average loans was .87% at December 31, 2009, compared to .82% at September 30, 2009 and .34% at December 31, 2008.  The Company added $2.4 million to its allowance for probable loan losses in 2009, which offset net charge-offs of $1.9 million during the year.  The increase in net charge-offs in 2009 represents an increase over 2008 of $1.2 million.  The ratio of the allowance for probable loan losses to total loans increased to 1.29% at December 31, 2009, compared to 1.06% at December 31, 2008.

               Tier 1 Capital for the Company and its wholly-owned subsidiary, Britton & Koontz Bank, N.A., was $42.8 million and $39.5 million, respectively, at December 31, 2009.  These amounts substantially exceed the approximate $15 million, or 6% of risk-weighted assets, required to be considered “Well-Capitalized.”

In the fourth quarter of 2009, the Company opened a third full-service branch in Baton Rouge, Louisiana.  In connection with this new location, the number of employees in the Baton Rouge area has increased to 21.  Located in the Towne Center area, this extremely visible addition is expected to enhance the Company’s current retail presence in the city.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana.  As of December 31, 2009, the Company reported assets of $394.1 million and equity of $40.5 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at December 31, 2009, were 2,126,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; significant fluctuations in interest rates; inflation; significant underperformance in our portfolio of outstanding loans; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months ended December 31,		For the Twelve Months ended December 31,

	2009	2008	2009	2008
Income Statement Data
Interest income	$5,079,559	$5,596,258	$20,979,459	$22,562,537
Interest expense	1,518,491	1,884,992	6,459,931	8,753,557
Net interest income	3,561,068	3,711,266	14,519,528	13,808,980
Provision for loan losses	550,000	370,000	2,420,000	730,000
Net interest income after
provision for loan losses	3,011,068	3,341,266	12,099,528	13,078,980
Non-interest income	744,698	674,860	2,820,368	3,014,368
Non-interest expense	3,254,875	2,820,647	12,365,940	11,280,591
Income before income taxes	500,891	1,195,479	2,553,956	4,812,757
Income taxes	(67,738)	330,126	303,327	1,309,994
Net income	$568,629	$865,353	$2,250,629	$3,502,763

Return on Average Assets	0.58%	0.87%	0.56%	0.91%
Return on Average Equity	5.58%	9.23%	5.56%	9.57%

Diluted:
Net income per share	$0.27	$0.41	$1.06	$1.65
Weighted average shares outstanding	2,127,081	2,117,966	2,125,864	2,117,966

	December 31,	September 30,	December 31,
Balance Sheet Data	2009	2009	2008
Total assets	$394,110,149	$395,830,265	$413,076,825
Cash and due from banks	10,303,641	7,552,892	6,951,543
Federal funds sold	58,799	314,942	-
Investment securities	146,590,266	152,599,328	170,720,427
Loans, net of UI & loans held for sale	223,817,377	223,510,893	225,511,297
Loans held for sale	784,063	764,500	-
Allowance for loan losses	2,878,738	2,444,714	2,397,802
Deposits-interest bearing	201,094,816	208,819,093	206,094,593
Deposits-non interest bearing	49,847,304	43,381,549	51,119,827
Total deposits	250,942,120	252,200,642	257,214,420
Short-term debt	50,389,079	52,087,432	71,717,942
Long-term debt	49,000,000	47,000,000	40,010,824
Stockholders' equity	40,467,889	40,964,944	39,541,069
Book value (per share)	$19.03	$19.26	$18.67
Total shares outstanding	2,126,466	2,126,466	2,117,966

Asset Quality Data
Non-accrual loans	$8,709,058	$6,148,680	$3,567,907
Loans 90+ days past due	1,003,944	1,009,513	517,779
Total non-performing loans	9,713,002	7,158,193	4,085,686
Other real estate owned	815,207	1,177,100	919,204
Total non-performing assets	$10,528,209	$8,335,293	$5,004,890
Total non-performing assets to average assets	2.62%	2.07%	1.31%
Net chargeoffs - ytd	$1,939,064	$1,823,088	$763,135
YTD net chargeoffs as a percent of average net loans	0.87%	0.82%	0.34%